UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 15, 2021

AutoZone, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	1-10714	62-1482048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 South Front Street, Memphis, Tennessee 38103
(Address of Principal Executive Offices) (Zip Code)

(901) 495-6500

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AZO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

AutoZone, Inc. (“AutoZone”) has other commercial relationships with certain parties to the New Revolving Credit Agreement described in Item 2.03. From time to time, several of the lenders or their affiliates furnish various banking, underwriting and other financial services to AutoZone, for which they receive customary fees and expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 15, 2021, AutoZone entered into a Fourth Amended and Restated Credit Agreement (the “New Revolving Credit Agreement”) by and among AutoZone, as borrower, the several lenders from time to time party thereto, and Bank of America, N.A. (“Bank of America”), as administrative agent for the lenders (in such capacity the “Agent”). The New Revolving Credit Agreement amends that certain Third Amended and Restated Credit Agreement, dated as of November 18, 2016, among AutoZone, the several lenders from time to time party thereto, and the Agent, by, among other things, increasing the committed credit amount from $2.0 billion to $2.25 billion, reducing facility fees and applicable margins, and extending the termination date, subject to AutoZone’s right to request extension of the termination date as described below.

The New Revolving Credit Agreement will terminate, and all amounts borrowed under the New Revolving Credit Agreement will be due and payable, on November 15, 2026, but AutoZone may, by notice to the Agent in accordance with the terms of the New Revolving Credit Agreement, make up to two requests to extend the termination date for an additional period of one year each.  The New Revolving Credit Agreement includes (i) a $75 million sublimit for swingline loans, (ii) a $50.0 million individual issuer letter of credit sublimit and (iii) a $250 million aggregate sublimit for all letters of credit.

Revolving borrowings under the New Revolving Credit Agreement may be base rate loans, Eurodollar loans, or a combination of both, at AutoZone’s election. Base rate loans will bear interest at a base rate plus the “Applicable Margin” (as defined in the New Revolving Credit Agreement), where the base rate is a fluctuating rate equal to the highest of (a) the Federal funds rate plus 0.5%, (b) the interest rate publicly announced from time to time by Bank of America as its “prime rate,” and (c) the London Interbank Offered Rate (“LIBOR”) plus 1.0% (provided in no event will the base rate be less than zero). Eurodollar loans will bear interest at a rate equal to LIBOR plus the Applicable Margin. Under the New Revolving Credit Agreement, the Applicable Margin will be between zero and 20.0 basis points for base rate loans and between 68.0 and 120.0 basis points for Eurodollar loans, in each case, based on AutoZone’s senior unsecured (non-credit enhanced) long term debt rating as published by Standard & Poor’s Financial Services LLC and/or Moody’s Investors Service, Inc. (the “AutoZone Unsecured Debt Rating”). In addition, facility fees under the New Revolving Credit Agreement now vary from 7.0 to 17.5 basis points based on the AutoZone Unsecured Debt Rating.

The New Revolving Credit Agreement contains affirmative, negative and financial covenants (each with customary exceptions), which AutoZone believes are customary for an agreement of this type.

The foregoing description of the terms of the New Revolving Credit Agreement is only a summary and is qualified in its entirety by the full text of the New Revolving Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Fourth Amended and Restated Credit Agreement, dated as of November 15, 2021, among AutoZone, Inc., as borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2021	AUTOZONE, INC.
	By:	/s/ Jamere Jackson
	Name:	Jamere Jackson
	Title:	Chief Financial Officer and Executive Vice President - Finance and Store Development